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                                                                      Exhibit 12



                       Ford Motor Company and Subsidiaries

         CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                                  (in millions)



                                                       First              For the Years Ended December 31
                                                       Half        -----------------------------------------------
                                                       1999          1998         1997         1996         1995      1994
                                                      -------      --------     --------     --------     --------  --------
Earnings
  Income before income taxes                          $ 6,575      $25,396      $10,939      $ 6,793      $ 6,705    $ 8.789
  Equity in net (income)/loss of affiliates
   plus dividends from affiliates                         (23)          78          121           36          179       (182)
  Adjusted fixed charges a/                             4,524        9,215       10,911       10,801       10,556      8,122
                                                      -------      -------      -------      -------      -------    -------
    Earnings                                          $11,076      $34,689      $21,971      $17,630      $17,440    $16,729
                                                      =======      =======      =======      =======      =======    =======
Combined Fixed Charges and
 Preferred Stock Dividends
  Interest expense b/                                 $ 4,375      $ 8,919      $10,570      $10,464      $10,121    $7,787


  Interest portion of rental expense c/                   120          245          309          300          396       265


  Preferred stock dividend requirements of
   majority owned subsidiaries and trusts d/               28           55           55           55          199       160
                                                      -------      -------      -------      -------      -------    ------
    Fixed charges                                       4,523        9,219       10,934       10,819       10,716     8,212

Ford preferred stock dividend requirements e/              11          122           82           95          459       472
                                                      -------      -------      -------      -------      -------    ------
  Total combined fixed charges
   and preferred stock dividends                      $ 4,534      $ 9,341      $11,016      $10,914      $11,175    $8,684
                                                      =======      =======      =======      =======      =======    ======
Ratios
  Ratio of earnings to fixed charges                      2.4          3.8 f/       2.0          1.6          1.6       2.0



  Ratio of earnings to combined fixed
   charges and preferred stock dividends                  2.4          3.7 f/       2.0          1.6          1.6       1.9
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- - - - -
a/ Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority owned subsidiaries and trusts.
b/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
c/ One-third of all rental expense is deemed to be interest.
d/ Preferred stock dividend requirements of Ford Holdings, Inc. (1995 - 1993)
   increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates. Beginning in Fourth Quarter 1995, includes requirements related to Company-obligated mandatorily redeemable preferred securities of a subsidiary trust.
e/ Preferred stock dividend requirements of Ford Motor Company increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford Motor Company's effective income tax rates.
f/ Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of The Associates. Excluding this gain, the ratio is 2.0.